UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 15, 2007

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
(201) 393-5000

001-12215
(Commission file number)

Delaware
(State of Incorporation)

16-1387862
(I.R.S. Employer Identification Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”), Ace Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Quest Diagnostics (“Merger Sub”), and AmeriPath Group Holdings, Inc., a Delaware corporation (“AmeriPath”), have entered into a definitive Agreement and Plan of Merger dated as of April 15, 2007 (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AmeriPath, with AmeriPath continuing as the surviving corporation and a wholly-owned subsidiary of Quest Diagnostics (the “Merger”). Welsh, Carson, Anderson & Stowe IX, L.P., as the holder of a majority of the outstanding shares of Common Stock and Participating Preferred Stock of AmeriPath, has executed a written consent of stockholders dated as of April 16, 2007 approving the form, terms and provisions of the Merger Agreement. No further consents of stockholders are necessary to adopt the Merger Agreement.

The consideration to be paid by Quest Diagnostics at the closing pursuant to the Merger Agreement will be (a) $2 billion, plus (b) the amount of Specified Cash (as defined in the Merger Agreement, representing AmeriPath’s unrestricted cash balance), less (c) the amount of indebtedness (including in certain cases accrued interest and/or premium) of AmeriPath as of the closing date, less (d) the amount of the Transaction Expenses (as defined in the Merger Agreement) of AmeriPath and its majority stockholder, plus (e) the aggregate exercise price of AmeriPath’s stock options that are vested as of the closing date.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock and participating preferred stock of AmeriPath (the “Shares”), other than any Shares owned by AmeriPath or by any of its subsidiaries and any Shares owned by Quest Diagnostics or Merger Sub, shall be canceled and converted into the right to receive a pro rata portion of the aggregate merger consideration as determined under the Merger Agreement (the “Per Share Merger Consideration”). Each holder of an option to purchase Shares granted under AmeriPath’s stock option plan that is vested as of the closing (a “Vested Stock Option”) shall be entitled, at the closing, to receive cash equal to the Per Share Merger Consideration less the exercise price of such Vested Stock Option. Each holder of an option to purchase Shares granted under AmeriPath’s stock option plan that is not vested as of the closing shall be canceled and exchanged for an option to purchase common stock of Quest Diagnostics pursuant to the terms of the Merger Agreement.

The transaction is expected to be completed during the second quarter of 2007 and is subject to the satisfaction of customary conditions, including expiration or termination of the Hart-Scott-Rodino waiting period.

A copy of the Merger Agreement is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference. The description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement.

Quest Diagnostics intends to pay for the Merger, and to refinance AmeriPath’s existing debt and the debt from the acquisition of HemoCue completed in January 2007 with the proceeds of a new $1 billion one-year bridge loan and a new five-year $1.5 billion term loan, both committed to be underwritten by Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The bridge loan is expected to be refinanced shortly after the closing of the Merger. In addition, Morgan Stanley will underwrite a $750 million revolving credit facility which will replace Quest Diagnostics’ existing credit facility.

A copy of the Commitment Letter dated April 15, 2007 from Morgan Stanley is filed as Exhibit 10.2 hereto, and is incorporated into this report by reference. The description of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter.

Item 9.01 Financial Statements and Exhibits

(c) EXHIBITS

10.1      Agreement and Plan of Merger, dated as of April 15, 2007, among Quest Diagnostics, Merger Sub and AmeriPath.

10.2      Commitment Letter dated April 15, 2007 from Morgan Stanley to Quest Diagnostics.

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 19, 2007

QUEST DIAGNOSTICS INCORPORATED

By:	s/Leo C. Farrenkopf, Jr.
Leo C. Farrenkopf, Jr.
Vice President and Corporate Secretary